UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2024

___________________________

CNS Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

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Nevada	001-39126	82-2318545
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 West Loop South, Suite 900

Houston, Texas 77027

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 946-9185

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

___________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	CNSP	The NASDAQ Stock Market LLC

Item 8.01. Other Events.

As previously reported, on August 17, 2023, CNS Pharmaceuticals, Inc. (the “Company”) was notified by the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) that it was not in compliance with the minimum $2,500,000 stockholders’ equity requirement for continued listing set forth in Listing Rule 5550(b). On February 14, 2024, the Company was notified that because it had not regained compliance with the Nasdaq stockholders’ equity requirement, the Company’s securities would be delisted unless it timely requested a hearing. On February 21, 2024, the Company requested a hearing, which had the effect of staying any suspension or delisting action pending the conclusion of the hearings process. On May 6, 2024, the Company received notification from the Nasdaq Hearings Panel (“Panel”) that it had granted an extension until July 15, 2024, to demonstrate compliance with Listing Rule 5550(b). On July 12, 2024, the Company requested an extension of this time period until August 12, 2024. On July 19, 2024, the Panel granted the requested extension until August 12, 2024, which date represented the full extent of the Panel’s discretion to grant continued listing while the Company is non-compliant with Listing Rule 5550(b).

As previously reported, on July 26, 2024, the Comapny entered into a Sales Agreement (the “Agreement”) with A.G.P./Alliance Global Partners (“A.G.P.”). Pursuant to the terms of the Agreement, the Company originally was permitted to sell from time to time through A.G.P., as sales agent or principal, shares of the Company’s common stock with initial aggregate sales price of up to $5.2 million (the “Shares”). On July 30, 2024, the Company disclosed that it increased the aggregate sales price of Shares that may be sold under the Agreement to $25.0 million (not including the original $5.2 million). As of August 5, 2024, the Company has sold 23,091,315 Shares pursuant to the Agreement for gross proceeds of approximately $9.9 million. As of August 5, 2024, the Company has 25,959,589 shares of common stock outstanding. As of August 6, 2024, the Company’s cash on deposit was $9.6 million. The Company estimates that that this cash balance will allow the Company to operate through the first quarter of 2025.

Under the equity standard for continued listing, Nasdaq Listing Rule 5550(b)(1) requires stockholders’ equity of at least $2.5 million. Due to the sale of the Shares described above, as of the date of this filing, the Company’s shareholders’ equity was in excess of $5.0 million, above the $2.5 million continued listing equity requirement as set forth in Listing Rule 5550(b)(1).

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Pharmaceuticals, Inc.

	By:	/s/ Chris Downs
Chris Downs
Chief Financial Officer

Dated: August 6, 2024

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